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                                FILED PURSUANT TO RULE 424(b)(3) AND RULE 424(c)
                                            REGISTRATION STATEMENT NO. 333-81227
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 23, 1999)

                                 [CONCUR LOGO]

                                1,709,946 SHARES

                                  COMMON STOCK
                           -------------------------

     This prospectus supplement relates to the resale by selling stockholders named on pages 69 to 72 of the prospectus dated July 23, 1999, to which this prospectus supplement is attached.

     This prospectus supplement should be read in conjunction with the prospectus dated July 23, 1999 and the supplements dated July 28, 1999, September 28, 1999 and October 5, 1999, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 15, 1999
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     This Supplement to the Prospectus dated July 23, 1999 provides the information set forth in the "Management" section of that prospectus with respect to a recently-appointed executive officer: Ajay Kela. It also provides updated "Position" descriptions for S. Steven Singh and Michael W. Hilton.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Michael W. Hilton's title has changed from "Chairman of the Board and Chief Technical Officer" to "Chief Technical Officer."

     S. Steven Singh's title has changed from "President, Chief Executive Officer and Director" to "Chairman of the Board, President and Chief Executive Officer."

     The following entries should be added to the table and notes on pages 51 to 54 of the Prospectus dated July 23, 1999 setting forth certain information regarding our executive officers and directors:

                 NAME                   AGE                   POSITION
                 ----                   ---                   --------
Ajay Kela.............................  42     Executive Vice President, Research and
                                               Development

     Ajay Kela joined us in September 1999 and currently serves as our Executive Vice President, Research and Development. Prior to joining us, Dr. Kela served in several capacities at Autodesk, Inc. from October 1989 to September 1999. At Autodesk, Dr. Kela was the Manager of Development from 1990 to 1995, the Senior Director of Development from 1995 to 1997 and Vice President of the AutoCAD Group from 1997 to 1999. From October 1986 to October 1989, Dr. Kela worked for General Electric Company performing research and development. Dr. Kela holds a Ph.D. in Programmable Automation from the University of Rochester in Rochester, New York and a B.S. in Mechanical Engineering from the Indian Institute of Technology in Bombay, India.